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                     AMERICAN FAMILY LIFE INSURANCE COMPANY
                               6000 AMERICAN PKWY
                             MADISON, WI 53783-0001
                                  888 428 5433

This RIDER is attached to and becomes part of the BASE POLICY and is subject to the conditions and provisions of the BASE POLICY. All such conditions and provisions apply to this RIDER unless changed by this RIDER.

                            ADDITIONAL INSURED RIDER

               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                                   DEFINITIONS

ADDITIONAL INSURED.  The person so named in the Application for this RIDER.

BENEFICIARY(IES). The person(s) named as the BENEFICIARY(IES) in the APPLICATION unless later changed. If none of the BENEFICIARIES survive the ADDITIONAL INSURED, or no BENEFICIARY designation is effective at the death of the ADDITIONAL INSURED, the OWNER is the BENEFICIARY, if he/she is then living, otherwise the BENEFICIARY is the estate of the OWNER.

OWNER. During the lifetime of the PRIMARY INSURED, the OWNER of the BASE POLICY is the OWNER of this RIDER, subject to the conditions and provisions of the BASE POLICY.

                               GENERAL PROVISIONS

BENEFITS PAYABLE. WE will pay the benefit amount in force on the life of the ADDITIONAL INSURED as shown on the Schedule, to the BENEFICIARY when WE receive at the ADMINISTRATIVE SERVICE CENTER:

     1. due written proof satisfactory to US of the ADDITIONAL INSURED'S death;
     2. due written proof that the death of the ADDITIONAL INSURED occurred while coverage under this RIDER was in force on such ADDITIONAL INSURED.

If this RIDER is added subsequent to the ISSUE DATE of the BASE POLICY, the benefit amount is shown on the endorsement for coverage issued for this RIDER.

PREMIUM. The premium for this RIDER is shown on the Schedule. If this RIDER is added subsequent to the ISSUE DATE of the BASE POLICY, the premium will be shown on the endorsement for coverage issued for this RIDER. (For additional information, see the Premiums provision in the BASE POLICY.)

CONVERSION. The OWNER may convert all or a portion of the coverage under this RIDER during the lifetime of the PRIMARY INSURED, if the ADDITIONAL INSURED is ATTAINED AGE 60 or less, without evidence of insurability to any plan of insurance permitted under OUR rules then in effect. If the OWNER of the Policy is the PRIMARY INSURED and the PRIMARY INSURED dies, then the ADDITIONAL INSURED may exercise the conversion right under this RIDER. If the OWNER of the Policy is someone other than the PRIMARY INSURED and the PRIMARY INSURED dies, then the OWNER may exercise the conversion right under this RIDER. The APPLICATION for conversion must be in writing and be received at the ADMINISTRATIVE SERVICE CENTER while this RIDER is in effect. If WE do not receive an APPLICATION for conversion, coverage under this RIDER will terminate on the RIDER anniversary date nearest the ADDITIONAL INSURED'S ATTAINED AGE 65.

The amount of coverage for the Conversion Policy must be at least $10,000 but not more than the benefit amount in force under this RIDER. The new policy will be issued:

     1.  without evidence of insurability;
     2. at the premium rate then in effect for the ATTAINED AGE of the ADDITIONAL INSURED being covered;
     3. without a change in the ADDITIONAL INSURED'S UNDERWRITING CLASS, if the current UNDERWRITING CLASS is offered by US for that policy. If the same UNDERWRITING CLASS is not offered by US for that policy, the OWNER may convert to the UNDERWRITING CLASS most closely related to the ADDITIONAL INSURED'S current UNDERWRITING CLASS, according to OUR current company policy.


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CONVERSION (CONTINUED). The Conversion Policy will be dated as of the date coverage under this RIDER terminates. RIDERS and supplemental benefits may be included in the Conversion Policy only if evidence of insurability satisfactory to US is provided. If a portion of the coverage under this RIDER is converted, benefits for the converted portion will not be payable under both this RIDER and the Conversion Policy. If the full conversion right is exercised under this RIDER, the ADDITIONAL INSURED may not be covered under this RIDER at a later date and benefits will not be payable under both this RIDER and the Conversion Policy.

CONTINUATION UPON DEATH OF THE PRIMARY INSURED. If the PRIMARY INSURED dies, coverage under this RIDER will continue for 90 days from the date of the PRIMARY INSURED'S death, unless terminated earlier under the Termination of This Rider provision.

less, this RIDER may be converted without evidence of insurability by:

     1. the ADDITIONAL INSURED if the PRIMARY INSURED was the OWNER of the Policy; or
     2.  the OWNER if the OWNER is someone other than the PRIMARY INSURED.

The application for conversion must be in writing and be received at the ADMINISTRATIVE SERVICE CENTER within the continuation period after the date of the PRIMARY INSURED's death. If WE do not receive an APPLICATION for conversion within the continuation period, coverage under this RIDER will terminate at the end of the continuation period.

The INCONTESTABILITY, SUICIDE, and MISSTATEMENT OF AGE OR GENDER provisions of the BASE POLICY are hereby modified to include any ADDITIONAL INSURED covered under this RIDER. If this RIDER is included on the ISSUE DATE of the Policy, the Incontestability and Suicide provisions will be measured from the ISSUE DATE of the Policy. If this RIDER is added subsequent to the ISSUE DATE of the Policy, the Incontestability and Suicide provisions will be measured from the Rider Effective Date.

REINSTATEMENT. If the OWNER applies to reinstate the Policy, WE must receive evidence of insurability satisfactory to US for each Insured. If the evidence of insurability is not satisfactory to US, then the Policy and this RIDER will not be reinstated.

WAIVER. Benefits under the Waiver of Monthly Deductions Rider will apply while the BASE POLICY and this RIDER are in full force and the Waiver of Monthly Deductions Rider is in effect for this RIDER.

RIDER EFFECTIVE DATE. This RIDER takes effect as of the Rider Effective Date shown on the Schedule. If this RIDER is subsequently added to the BASE POLICY, the Rider Effective Date will be shown on an endorsement. The Rider Effective Date determines each:

     1.  RIDER year;
     2.  RIDER anniversary; and
     3. RIDER month.

RIDER TERMINATION DATE. Coverage for the ADDITIONAL INSURED under this RIDER will terminate on the earliest of:

     1.  the date of any full conversion of coverage under this RIDER;
     2. the end of the continuation period following the date of death of the PRIMARY INSURED;
     3. 12:00 AM on the RIDER anniversary date nearest the ADDITIONAL INSURED'S ATTAINED AGE 65;
     4. the date the BASE POLICY terminates, subject to the conditions and provisions of the BASE POLICY;
     5.  the date the Base Policy is surrendered by the Owner.






PRESIDENT                                                        SECRETARY



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